EXHIBIT 8.2

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June 15, 2026

Banner Corporation
10 S. First Avenue
Walla Walla, Washington 99362

Re:	Opinion Regarding Material U.S. Federal Income Tax Consequences of Merger

Ladies and Gentlemen,

We have acted as special tax counsel to Banner Corporation, a Washington corporation (“Banner”) in connection with the Agreement and Plan of Merger, dated as of April 30, 2026 (the “Merger Agreement”), by and between Banner and Pacific Financial Corporation (“Pacific Financial”), a Washington Corporation, pursuant to which Pacific Financial will merge with and into Banner with Banner continuing as the surviving entity (the “Merger”). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

Bank of the Pacific, a Washington state-chartered commercial bank and, prior to the Merger a wholly owned subsidiary of Pacific Financial and subsequent to the Merger a wholly owned subsidiary of Banner, will immediately following the Merger merge with and into Banner Bank, a Washington state-chartered commercial bank (“Banner Bank”) and a wholly owned subsidiary of Banner, with Banner Bank surviving (the “Bank Merger”). This opinion does not address any tax consequences of the Bank Merger.

Banner Corporation
June 15, 2026

For purposes of rendering this opinion, we examined and relied upon (without any independent investigation or review of any factual statements therein) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

1.	The Merger Agreement;

2.
The registration statement of Banner on Form S-4 (SEC File No. 333-296472) (the “Registration Statement”), which includes a proxy statement/prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (“SEC”) on June 3, 2026 and as amended on June 15, 2026;

3.
Those representations made to us by Pacific Financial in its letter delivered to us dated June 15, 2026 and by Banner in its letter delivered to us dated June 15, 2026 (such letters are, together, the “Tax Representation Letters”); and

4.
Such other instruments and documents related to the formation, organization, and operation of Banner and Pacific Financial and to the consummation of the Merger, and the other transactions contemplated by the Merger Agreement as we deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (with your permission and without any independent investigation or review thereof) that:

(a)
Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the date of the Merger) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(b)
All representations, warranties, and statements made or agreed to by Banner and Pacific Financial and their management employees, officers, directors, and shareholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) and the Tax Representation Letters, are true, accurate, and complete and will be true, accurate, and complete as of the date of the Merger;

(c)	All covenants contained in the Merger Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

(d)
The Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus, and in accordance with the Merger Agreement without any waiver or breach of any material provision thereof, each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder, and the Merger will be effective under applicable state law;

Banner Corporation
June 15, 2026

(e)	None of the holders of Pacific Financial common stock are an “investment company” within the meaning of Section 368(a)(2)(F)(iii) and (iv);

(f)	Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification; and

(g)	None of the parties will take any action after the Merger that would cause the Merger not to qualify as a reorganization with the meaning of Section 368(a).

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions, and caveats set forth herein, we are of the opinion that for U.S. federal income tax purposes: (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) each of Banner and Pacific Financial will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by holders of Pacific Financial common stock upon receipt of shares of Banner common stock in connection with the Merger, except to the extent of any cash received in lieu of fractional shares of Banner common stock.

This opinion does not address the various state, local, or foreign tax consequences that may result from the Merger, or the other transactions contemplated by the Merger Agreement, and does not address the federal tax consequences of any transaction other than the Merger as described in the Merger Agreement. In addition, no opinion is expressed about the federal tax treatment of the proposed Merger under other provisions of the Code, about the federal income tax treatment of any conditions existing at the time of, or effects resulting from, the proposed Merger that are not specifically covered by the above opinion, nor about any tax effects of the proposed Merger other than its status as a reorganization for federal income tax purposes and ancillary matters expressly set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Merger, if any of the representations, warranties, statements, and assumptions material to our opinion or upon which we have relied, including those representations made in the Tax Representation Letters, are not accurate and complete at all relevant times.

Banner Corporation
June 15, 2026

No ruling has been sought or obtained from the Internal Revenue Service as to the federal income tax consequences of any aspect of the Merger and our opinion is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. There can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to the position reflected in our opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.  The opinion expressed herein is based upon laws, judicial decisions, and administrative regulations, rulings, and practice, all as in effect on the date hereof and all of which are subject to change, either on a prospective or retroactive basis. New developments in any such administrative matters, court decisions, legislative changes, or changes in the facts, assumptions, or other information upon which our opinion is based may have an adverse effect on the legal or tax consequences described herein, and we do not accept any responsibility for updating or revising our opinion in consequence of any such new development or changes. In addition, our opinion is based upon facts and circumstances as they exist as of the date hereof, and any change in the facts could affect the opinion expressed herein, perhaps adversely. We assume no obligation to update or supplement our opinion to reflect any change in facts or circumstances which may hereafter come to our attention.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Ballard Spahr LLP